Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
	Chief Financial Officer	Evan Pondel (310) 279-5973; epondel@pondel.com
(949) 646-2175
RICHARD WOOLCOTT NAMED CHAIRMAN OF VOLCOM;
JASON STERIS ASSUMES ADDITIONAL ROLE AS PRESIDENT
COSTA MESA, CA — June 4, 2008 — Volcom, Inc. (NASDAQ: VLCM) today announced that Richard R. Woolcott has been elected chairman of the board of directors, and Jason W. Steris, in addition to his role as chief operating officer, has been named president. Richard Woolcott, who remains chief executive officer, succeeds René R. Woolcott as chairman of the board. René Woolcott, 76, will continue to serve as an active member of the board of directors.
Additionally, Douglas S. Ingram, who has served on Volcom’s board of directors since June 2005, has been appointed lead independent director.
“These moves allow each of us to leverage our strengths in order to continue to capitalize on the power of the Volcom brand,” said Richard Woolcott. “I will continue to oversee the overall operations of the company and devote increased efforts focusing on the strategic direction, vision and marketing of the company, while Jason will run the day-to-day operations of the business. Bringing Jason into the role of president provides additional leadership strength for Volcom and a long-term succession plan for our company.”
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
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